Exhibit 10.1
BRADY CORPORATION
INCENTIVE COMPENSATION PLAN
FOR ELECTED CORPORATE OFFICERS
I. THE PLAN
The name of this Plan is the Brady Corporation Incentive Compensation Plan for Elected Corporate Officers. The purpose of this Plan is to promote the interests of the shareholders and to provide incentive to the President, Chief Executive Officer, Chief Financial Officer, Vice Presidents, Treasurer, and the officers elected by the Board of Directors (“elected corporate officers”) of the Corporation for contributions to the profitability of the Corporation. It is separate and distinct from the other Brady incentive plans currently in effect. It is intended that Bonus Awards paid under this Plan constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.
II. DEFINITIONS
In this Plan, the following terms used will have the following definitions:
A. “Board of Directors” means the Board of Directors of Brady Corporation.
B. “Bonus Award” means an award, either paid currently or paid on a deferred basis, as the result of the operation of this Plan.
C. “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.
D. “Committee” means the committee provided for in Section III.
E. “Corporation” means Brady Corporation.
F. “Fiscal Year Salary” of any Participant means the base pay earned by such Participant during the relevant fiscal year of the Corporation, exclusive of any incentive compensation or supplemental payments by the Corporation.
G. “Independent Auditors” means, with respect to any fiscal year, the independent public accountants appointed by the Board of Directors to certify to the Board of Directors the financial statements of the Corporation.
H. “Participant” means any elected corporate officer of the Corporation.
I. “Performance Goals” means one or more of the following criteria, as determined by the Committee: (i) corporate net income; (ii) earnings per share; (iii) sales; (iv) return on equity; (v) return on invested capital; (vi) return on assets; (vii) revenue growth; (viii) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (ix) operating income; (x) pre- or after-tax income; (xi) cash flow; (xii) cash flow per share; (xiii) net earnings; (xiv) economic value added (or an equivalent metric); (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) debt reduction; or (xx) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion pursuant to Section VI.B. hereof).
J. “Plan” means the Brady Corporation Incentive Compensation Plan for Elected Corporate Officers.
K. “Regulations” means the final, temporary and/or proposed Treasury Regulations promulgated under Section 162(m) of the Code and any other rulings or interpretative pronouncements promulgated by the Internal Revenue Service with respect to Section 162(m) of the Code, as in effect from time to time.

III. COMMITTEE
A. The Board of Directors has appointed and shall continue to appoint and keep in existence a Compensation Committee composed of at least three members of the Corporation’s Board of Directors, each of whom constitutes an “outside director” within the meaning of Section 162(m) of the Code and the Regulations. This Committee shall be known as the “Committee” and shall have full power and authority to interpret and administer the Plan in accordance with its terms (provided that, except as provided in Sections V.B. and VI.B. hereof, the Committee shall have no authority or discretion to establish the amount of any Bonus Award pursuant to this Plan in any amount other than the “Planned Amount” (as hereinafter defined)). Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions hereof shall be final, binding and conclusive for all purposes and upon all persons. The Committee’s decisions need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.
B. The Board of Directors may, from time to time, remove members from the Committee or add members thereto, and vacancies on the Committee, however caused, shall be filled by action of the Board of Directors; provided, that no person shall be appointed to the Committee who does not qualify as an “outside director” (as defined in the preceding paragraph A).
IV. ESTABLISHMENT OF PERFORMANCE GOALS
A. Not later than the 90th day of each fiscal year of the Corporation, the Committee shall establish and adopt Performance Goals for such fiscal year. Such Performance Goals shall include: (a) a percent of Fiscal Year Salary that may be paid to a Participant as a Bonus Award under this Plan and (b) the amount of such percent of Fiscal Year Salary that is to be paid to a Participant as a Bonus Award under this Plan based on the relative or comparative achievement of the Performance Goals.
B. Following the 90th day of each fiscal year of the Corporation, the Performance Goals that have been established for the applicable fiscal year in accordance with the foregoing paragraph shall not be subject to modification or adjustment for any reason, except certain extraordinary events, as described in Paragraph VI.A.
V. PLAN PARTICIPATION; PARTIAL YEAR PARTICIPATION
A. Subject to Section VI.E. below, the persons entitled to participate in this Plan for any fiscal year of the Corporation are those persons who, at any time during such fiscal year, held a position as an elected corporate officer of the Corporation.
B. If any person serves as an elected corporate officer, and therefore is eligible to be a Participant, for less than 100% of any fiscal year, then any Bonus Award otherwise payable to such person hereunder for such fiscal year shall nonetheless be payable in full (subject to Section VI.E. below), unless the Committee in its discretion determines that the amount of such Bonus Award should be reduced to reflect such officer’s service for less than the entire fiscal year, in which event the Bonus Award payable to such Participant shall be reduced to the extent so determined by the Committee. The amount of such reduction shall not be subject to the limitations on discretionary reductions imposed under Section VI.B. below.
VI. DETERMINATION AND PAYMENT OF BONUS AWARDS
A. Subject to the following sentence of this Paragraph A and to Paragraphs B, C and E of this Section VI, the amount of the Bonus Award payable to a Participant for any fiscal year under this Plan shall be an amount equal to the percentage of the specified percent of such Participant’s Fiscal Year Salary for such fiscal year that corresponds to the relative or comparative achievement of the Performance Goals for such fiscal year, as established by the Committee in accordance with Section IV.A. In comparing actual performance against the Performance Goals, the Committee may exclude from or include in such comparison any extraordinary gains, losses, charges, or credits which appear on the Corporation’s books and records as the Committee deems appropriate, provided that such exclusion does not cause any Bonus Award to fail to constitute “performance-based compensation” under Section 162(m) of the Code. An extraordinary item may include, but shall not be limited to, an item in the Corporation’s financial statements reflecting a change in an accounting rule, tax law, or major legislation not taken into consideration in the establishment of the Performance Goals. In addition, the impact of a material dislocation in the U.S. economy or a substantive change in the Corporation’s business plans also may be deemed to be such an extraordinary item. The dollar amount of any Bonus Award determined under this Paragraph A. is referred to herein as the “Planned Amount.”

B. The Committee may in its discretion reduce the Bonus Award for any Participant or Participants for any fiscal year to an amount less than the Planned Amount if the Committee, in its discretion, determines such reduction to be appropriate, taking into consideration such factors as the Committee deems appropriate. In no event, however, shall any Bonus Award be reduced under this Section VI.B. to less than eighty percent (80%) of the Planned Amount. Discretionary reductions in Bonus Awards under this Paragraph B. may be made in different amounts or percentages for different Participants, and may be based on considerations unique to a particular Participant and/or considerations affecting the Corporation or all Participants generally. Under no circumstances shall the Committee have any discretion to increase any Bonus Award to an amount greater than the Planned Amount.
C. Notwithstanding the Performance Goals and the Planned Amounts, in no event shall any Bonus Award payable to any one Participant under this Plan for any fiscal year exceed $2,000,000.
D. All Bonus Awards for any fiscal year shall be paid no later than thirty (30) days after the Corporation files its Form 10-K with the Securities and Exchange Commission for such year.
E. No Bonus Award for a fiscal year shall be paid to a Participant whose employment with the Corporation terminates (regardless of the reason for or circumstances of that termination) prior to the time that Bonus Awards for such year are paid.
VII. SHAREHOLDER APPROVAL OF THE PLAN
This Plan shall become effective only after it has been submitted to and approved by a separate vote of the shareholders of voting shares of the Corporation, by the affirmative vote of a majority of the votes cast thereon. Until such approval has been obtained, no Participant shall be entitled to be paid any Bonus Award hereunder. The particular Performance Goals established for any fiscal year need not be approved by the shareholders. Once such shareholder approval is obtained, no further shareholder approval shall be required in any subsequent fiscal year until and unless required by the Code or the Regulations. If any material term of the Plan is changed, such that reapproval by the shareholders is required under the Code or the Regulations, then no Bonus Awards shall be payable to any Participant hereunder until such reapproval has been duly obtained.
VIII. SUCCESSORS AND ASSIGNS
A. If the Corporation sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Corporation, or if the Corporation merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Corporation shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Corporation.
B. In the case of such an assignment and assumption, all further rights, as well as all other obligations of the Corporation under this Agreement, thenceforth shall cease and terminate and thereafter the expression “the Corporation” wherever used herein shall be deemed to mean such successor person(s).
IX. PLAN AMENDMENTS, DISCONTINUANCE
The Board of Directors may amend, suspend or discontinue this Plan at any time, provided that the Performance Goals and the method by which the amount of Bonus Award is determined may not be altered for any fiscal year after the Performance Goals for such year have been established except in accordance with Section IV.B. of the Plan; and provided further, that the Plan may not be suspended or discontinued for any fiscal year after the Performance Goals have been established for such year.